UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
June 25, 2007
Date of Report (Date of earliest event reported)
Zunicom, Inc.
(Exact name of registrant as specified in its charter)

Texas	0-27210	75-2408297

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

4315 West Lovers Lane, Dallas, Texas	75209

(Address of principal executive offices)	(Zip Code)
(214) 352-8674
Registrant’s telephone number, including area code

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

3.02 Unregistered Sales of Equity Securities
4.01 Changes in Registrant's Certifying Accountant
9.01 Financial Statements and Exhibits
Signatures
EX-10.13 Form of Shares Grant dated June 29, 2007 to employees, officers and directors of Universal Power Group, Inc.
EX-10.14 Form of Shares Grant dated June 29, 2007 to William Tan
EX-16 KBA Group LLP letter dated June 28, 2007 on change in certifying accountant
EX-99.1 Press Release dated June 29, 2007

Item 3.02        Unregistered Sales of Equity Securities

On June 25, 2007, the Board of Directors of the Company authorized the grant (the “Grant”) of an aggregate of 996,940 restricted shares of common stock of the Company (the “Shares”) to 12 key employees (“Grantees”) of the Company’s subsidiary, Universal Power Group, Inc. (“UPG”).  The Shares are issuable in consideration of the past services rendered by the Grantees (for periods of up to ten years) and as an incentive for their continued employment by (or, as to one Grantee, his providing consulting services for) UPG.  The Board determined that the past services rendered by the Grantees resulting in the recent UPG public offering have provided the Company with sufficient value for the issuance of these Shares (approximately $825,000, based on the closing market price of the Company’s common stock on the date of the Grant).  At the closing of UPG’s IPO, the Company received gross proceeds of $7 million from the sale of one million UPG Shares and also received UPG’s promissory notes in the aggregate principal amount of $5.85 million.  In addition, the company retained two million UPG Shares which, at that date, had an aggregate market value of $14 million.

            William Tan, President, CEO and a Director of the Company, is a Grantee and will receive 351,807 Shares.  Mr. Tan did not participate in the Board’s deliberation on the Grant proposal to issue the Shares to the UPG employees, officers and directors and abstained from voting on the grant of Shares to him.

            Ian Edmonds, former Executive Vice-President of the Company and currently a Director of the Company, is a Grantee and will receive 197,590 Shares.  His spouse, Mimi Tan, former Secretary of the Company, is a Grantee and will receive 148,193 Shares.  Mr. Edmonds did not participate in the Board’s deliberation on the Grant proposal to issue the Shares to the UPG employees, officers and directors and abstained from voting on the grants of Shares to him and his spouse, Mimi Tan.

            The Shares will be subject to forfeiture and may not be sold or otherwise disposed of prior to June 25, 2011 and must be returned to the Company if, prior to such date, the Grantee’s employment by (or consulting for) UPG is terminated for any reason other than the Grantee’s death or disability.  These Grants will afford the Grantees certain of the economic benefits they would have realized had they exercised the employee stock options of the Company which they held (approximately 1,050,000 options in the aggregate, exercisable at $.81 - $.90 per share) and received the Company’s $.80 per share cash dividend in March 2007.  The options held by all the Grantees (other than William Tan) terminated on or about February 25, 2007.  The Shares granted to William Tan are subject to the additional forfeiture provision requiring that they be returned to the Company if any of the Company’s options held by him (which continue to be outstanding) are exercised prior to their expiration in August 2009.

            In connection with the Grant and issuance of the Shares, the Company will rely on the private offering exemption from registration contained in Section 4(2) of the Securities Act of 1933.  The Grantees will each agree, as a condition to the issue of the Shares,  to acquire their respective Shares for investment and not with a view toward the public distribution thereof and the Share certificates will be appropriately legended to that effect.

Item 4.01        Changes in Registrant’s Certifying Accountant.

            On June 25, 2007, the Board of Directors of the Company passed a resolution changing  the Company’s independent registered public accounting firm from KBA Group LLP to Horwath Orenstein LLP of Toronto, Canada. The Company’s operations are now conducted through its wholly owned subsidiary, AlphaNet Hospitality Systems, Inc., that is based in Toronto, Canada. KBA Group LLP is located in Dallas, Texas. In deciding to change accountants, the Board concluded that having an accounting firm in the same city, Toronto, Canada, as its principal operations will save the Company accounting fees and expenses. The Company anticipates that it will continue to use KBA Group LLP for tax advice.

            KBA Group LLP issued its report on the Company’s financial statements for the Company’s 2005 and 2006 fiscal years. Neither report contained an adverse opinion nor disclaimer of opinion or was modified as to audit scope or accounting principles. The Company did not have any disagreement with KBA Group LLP.

            During the Company's two most recent fiscal years (ended December 31, 2006 and 2005) and from January 1, 2007 to June 25, 2007, there were no disagreements with KBA Group LLP on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure.  There were no reportable events, as described in Item 304(a)(1)(v) of Regulation S-K during the Company's two most recent fiscal years (ended December 31, 2006 and 2005) and from January 1, 2007 to the date of this Report, June 25, 2007, other than the internal control deficiency constituting a material weakness disclosed in the Form 10-Q for the three months ended March 31, 2007.

The Company anticipates entering into an engagement agreement with Horwath Orenstein LLP in the near future and will file the required Current Report on Form 8-K concurrent with that event.

Item 9.01 Financial Statements and Exhibits.

(d)               Exhibits

10.13      Form of Shares Grant dated June 29, 2007 to employees, officers and directors of Universal Power Group, Inc.

10.14      Form of Shares Grant dated June 29, 2007 to William Tan.

16.              KBA Group LLP letter dated June 28, 2007 on change in certifying accountant.

99.1          Press Release dated June 29, 2007.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zunicom, Inc.
Date: June 29, 2007	By:	/s/ WILLIAM TAN
William Tan
Chairman